        Exhibit 19.3

THE PNC FINANCIAL SERVICES GROUP, INC.
Control Room Procedure for Detecting and Preventing the Misuse of Material Nonpublic Information by Employees Trading PNC Securities
Applies To:
This procedure applies to the PNC Control Room (“CR”), part of the Corporate Ethics Office (“Ethics”), which supports The PNC Financial Services Group, Inc. (“PNC”) by:
•Managing the information barrier program;
•Performing personal trade monitoring of designated individuals; and
•Administering the corporate preclearance processes and preparing the associated Securities and Exchange Commission (“SEC”) form filings for PNC insiders (i.e., Executive Officers and Board of Directors).
Purpose:
This procedure outlines CR processes in place to detect and prevent employee trading in PNC Securities based upon material nonpublic information (“MNPI”) related to PNC, which is prohibited by Section 10(b) of the Securities Exchange Act of 1934, as amended, and SEC Rule 10b5-1 thereunder, and Section 204A of the Investment Advisors Act of 1940.
Procedure:
CR processes described in this procedure are specific to preventative measures related to employee trading in PNC Securities. The primary system used for performing these functions is the Employee Compliance Manager (“ECM”), a Third-Party, vendor-hosted trade surveillance system.
A.Preclearance Processes for PNC Trades
1.Executive Approval for Corporate Restricted Employees to Trade PNC Securities Each Market Day PNC is Not in Blackout
Identifying Corporate Restricted Employees
1.1.Employees are designated in ECM by “class,” i.e., a mechanism for categorizing and imposing personal trading rules to different types of employees, by CR, in partnership with Ethics, depending on the scope of MNPI to which their roles may give them access.
1.1.1.Class 1 – Have access to MNPI about PNC and PNC’s publicly traded clients. Must preclear all Securities (with certain exceptions noted in the Ethics and Conduct Insider Trading Policy (the “Insider Trading Policy”)) and disclose all accounts. All Class 1 employees are subject to the blackout period (“Blackout”). Section 16 executives are included among the Class 1 employees.

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        Exhibit 19.3

1.1.2.Class 2 – Have access to MNPI about PNC. Must preclear only PNC Securities (note exceptions in the Insider Trading Policy) and disclose all accounts holding PNC Securities. All Class 2 employees are subject to Blackout.
1.1.3.Specific Class 3 Employees – Certain PNC Capital Markets LLC (“PNCCM”) licensed employees are also held to corporate restricted standards, i.e., disclosing all accounts and preclearing all trades and prohibited from trading PNC Securities during Blackout because PNCCM often underwrites PNC Securities. When PNCCM is serving as underwriter for PNC, CR adds PNC to the PNCCM Restricted List (i.e., prohibiting PNCCM employee personal trading in PNC Securities) as is done for any other PNCCM client in this circumstance. In addition, employees reporting to Section 16 executives within certain segments are also considered Class 3 employees and subject to the same Blackout restrictions.
Collectively, these employees are considered “Corporate Restricted Employees.”
Confirming Permissibility for Corporate Restricted Employees to Trade
1.2.Each market day when PNC is not in Blackout and prior to market opening, CR sends an email to the Chief Risk Officer, Chief Financial Officer, and Deputy General Counsel (the “Approving Executives”) requesting approval for Corporate Restricted Employees to trade PNC Securities. The Chief Ethics Officer may serve as an alternate approver in lieu of an Approving Executive, if needed.
1.3.This approval serves as “blanket” approval. CR must wait for all approvals to be received. Each member will respond affirmatively or inform CR that approval cannot be given at this time. Corporate Restricted Employees cannot trade PNC Securities until CR receives all three responses. CR will follow up as needed to obtain replies.
1.4.Once blanket approval has been received, CR will send a confirmation email to certain contacts in the PNC Legal Department (“PNC Legal”), notifying them that trading in PNC Securities is permitted. During Blackout, Corporate Restricted Employees may not trade PNC Securities. Thus, CR does not send the approval request at such times.
1.5.Special Circumstances: Periodically, Approving Executives may request to review PNC Securities preclearance submissions individually, as opposed to granting a daily blanket approval. They may not provide a specific reason for doing so in order to protect sensitive company information.
1.5.1.In past cases of this nature, Approving Executives have requested that all Corporate Restricted Employees’ previous six months of PNC Securities activity be provided for individual review or have compiled and distributed a list of individuals whose preclearance

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        Exhibit 19.3

requests for PNC Securities will require individual review (all other Corporate Restricted Employees that are not on the list can be approved provided the other conditions are met).
1.5.2.If Approving Executives review and deny an individual from trading PNC Securities, adhere to the following guidelines:
1.5.2.1.All denials are to be explained as follows, unless Approving Executives request otherwise:
“Unfortunately, you are currently precluded from trading in PNC Securities due to information that you may know or may be deemed to know. I apologize for the inconvenience. Please contact the Control Room with any questions or concerns.”
1.5.2.2.Corporate Restricted Employees should not be told ANY specifics of why they are not able to trade. This includes whether there is MNPI related to PNC or the nature of such information (e.g., regulatory news).
1.5.2.3.Corporate Restricted Employees should not be made aware that any other individual has, or has not, been precleared to trade.
1.5.2.4.Should questions persist, CR should direct the individual to contact the Chief Risk Officer and either the General Counsel or the Deputy General Counsel of Corporate and Securities with any questions.
1.5.2.5.Once an employee is denied preclearance:
oCR may not advise any individual that is denied preclearance when they will be able to trade until the trading restriction is lifted.
oDuring such periods, CR will track all denied preclearances and may also be asked to provide reporting on these employees to Approving Executives.
oOnce CR is informed the restriction is lifted, CR will then notify the tracked individuals and advise that the preclearance may be re-entered for consideration.
2.Corporate Restricted Employee Preclearance
2.1.Employees are to manually enter their own preclearance requests in ECM. CR staff can enter a preclearance on behalf of an employee in extenuating

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        Exhibit 19.3

circumstances (i.e., system is down at their location, employee is traveling and without system access, etc.). Manual Preclearance Routing: All preclearance requests involving PNC Securities route for manual review and approval by CR:
2.1.1.Employee enters the trade details for the intended PNC Securities transaction on the preclearance screen and then answers a series of questions to affirm they are not acting upon PNC MNPI. (See Appendix for extract of questions.)
The system is set up to flag any PNC Securities trading for manual review by CR. This is designed to help ensure that there is no Short Selling or options trading in PNC Securities during the preclearance process, which would result in a denial.
System notifies CR via email when a preclearance is available for review so that responses are timely.
2.1.2.Employee will see the following message displayed on the Preclearance Entry screen – “PreClearance submitted. Your Pre-Clearance request has been submitted and requires further review by the Compliance Department. You will be notified of the approval or denial via email. For validation results please check Transaction id – xxxxxx.”
2.1.3.CR staff must access pending preclearance requests via the “Preclearances Needing Approval (Today)” link on the ECM Dashboard:
***Monitor the Dashboard continuously throughout the day, since employees need to be approved prior to trading***
2.2.Review the requestor’s responses to the questions and ensure they are satisfactory, i.e., no “Yes” answers.
2.2.1.If any of the answers are unsatisfactory, contact the employee to make sure they did not mistakenly answer the question incorrectly. If they made a mistake, cancel the request and ask them to re-enter a new request with the correct response. If they did mean to answer “Yes,” request that the employee send an email to CR detailing their reason for their answer. CR takes the employee’s response to the Chief Ethics Officer and Chief General Counsel, if needed, for a final review and decision.
2.2.2.Once the employee’s responses to the questions are determined to be satisfactory and the previous review steps are completed, the preclearance may be approved. To do so, click “Update” next to the preclearance. Detail the steps taken in the review of the preclearance and how the request passed each step of the review. Once the explanation is completed, click “Approve.”

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        Exhibit 19.3

2.3.An approval email will generate to the Corporate Restricted Employee, who can now work with their financial advisor to execute the trade.
3.Preclearance for Section 16 Executives Officers Transacting PNC Securities
3.1.Email preclearance questions to the Section 16 individual requesting responses, unless they have already answered through the ECM system or over the phone.
3.2.Review and compile the executive’s transaction history of trades involving PNC Securities and recent filings within the past 6 months. CR will work with PNC Legal for instructions if there are any opposite way transactions that would be subject to the short-swing profit liability rule, Rule 16(b).
3.3.Once the executive’s responses are received, send an email to the Approving Executives requesting preclearance approval for the executive. (Note: Use an alternate if one of the Approving Executives is trading.)
3.3.1.Include: 1) the details of the proposed trade, 2) the executive’s 6-month transaction history of trades involving PNC Securities, and 3) the executive’s responses to the preclearance questions.
3.3.2.CR must receive approval from the Approving Executives to proceed. If one of the Approving Executives is not available to approve, or if the preclearance is for one of them, contact the Chief Ethics Officer to serve as an alternate approver.
3.3.3.Email the Executive Compensation Manager and Associate to ensure the Section 16 individual seeking preclearance will remain within their stock ownership threshold after placing their trade. If the trade will put the Section 16 individual outside their required threshold, that message must be delivered by Executive Compensation.
3.3.4.Once all internal approvals are received, notify the executive (and/or their advisor, if CR has been contacted) of the approval to permit the executive to transact.
3.3.5.If the transaction will occur in a Fidelity account, create a new Fidelity preclearance template evidencing preclearance approval, and send this to the Fidelity Executive Services team.
4.Preclearance for Board of Directors Transacting PNC Securities
4.1.CR does not communicate directly with directors, as they are non-employees. If a director wants to trade PNC Securities, he/she will contact the Corporate Secretary’s Office (“CSO”). CSO will then notify CR regarding the director’s request to trade.

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        Exhibit 19.3

4.2.CSO will interact with the director to complete the preclearance process, including posing the preclearance questions. CSO will inform CR of the director’s preclearance answers.
4.3.CR will then follow the steps outlined in Sections 3.2 and 3.3 to obtain the appropriate approvals and trade history.
4.4.CR will inform CSO of approval, and CSO will contact the director to communicate that the trade may proceed.
5.Complete Associated SEC Form Filings
CR drafts SEC forms, submits the forms to CSO for review, and files SEC forms after an insider transacts.
B.Blackout Period – Notifying and Imposing PNC Trading Blackout Restrictions
1.Notifying Corporate Restricted Employees of Quarterly Blackout Timing
Blackout occurs as of the 16th day of the last month of each calendar quarter until the second business day after PNC releases its earnings results for the previous quarter. During this time, employees are prohibited from purchasing, selling, gifting, transferring, and pledging PNC Securities.
CR delivers a notification related to the beginning and end of Blackout (blind carbon copying all Corporate Restricted Employees) approximately one week prior to Blackout commencement and conclusion.
2.Imposing and Lifting Blackout Rules in ECM System
CR updates ECM after 4:00 p.m. Eastern Time the day before Blackout begins so that PNC Securities are restricted from trading. This ensures that should a Corporate Restricted Employee attempt to submit a preclearance for PNC Securities, it would be automatically denied at entry. Further, the transaction would flag next day as a restricted list violation should the Corporate Restricted Employee trade PNC Securities during Blackout without preclearing.
CR then lifts the restriction after 4:00 p.m. Eastern Time the day before the Blackout period ends to allow trading the following market day.
C.Review PNC Securities Trading in ECM
The CR staff regularly reviews PNC Securities transactions that have flagged in the ECM system. Potential instances of policy violations are escalated to the appropriate group (Ethics and Employee Relations) for further investigation and decisioning. This is done to identify trading activity that may violate Securities law obligations, PNC’s Code of Business Conduct and Ethics and/or other requirements. Evidence of the review is maintained in the CR Shared Drive.

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        Exhibit 19.3

1.Escalation Process
If any transactions are identified in which there is potential evidence that the individual received confidential information or MNPI about PNC prior to effecting the trade will be reported to the CR Manager, or designee for further consideration and decision whether:
1.1.The trade can be dismissed based on staff findings, with no additional action required, as appropriate.
1.2.The applicable compliance First Line of Defense (“1LOD”) representative of the entity, Corporate Ethics Office, and PNC Legal, as necessary, to determine if the trade can be dismissed, or if further due diligence is needed.
1.2.1.If, after such discussions, any trade is deemed to be indicative of potential insider trading, the matter shall be escalated to the Chief Ethics Officer to open a formal investigation.
1.2.2.In addition, any other appropriate regulatory notification, such as FINRA reporting, will be pursued in coordination with CR, PNC Legal, Ethics and 1LOD.
2.Document the Review: Retain the work papers/supporting materials for this review in the CR Shared Drive.
D.Information Barrier - Floor Plan Review to Ensure Separation Between Public and Private Employees
1.Background
1.1Definitions
1.1.1“Public” employees face public Securities markets but do not come into contact with MNPI in the execution of their normal job functions. PNC Public-Side employees include, but are not limited to, Asset Management Group, PNC Investments, PNC Capital Markets Sales and Trading, etc.
1.1.2“Private” employees come into contact with MNPI due to interacting with publicly traded companies in their daily routines. PNC Private-Side employees include, but are not limited to, Debt Capital Markets, Business Credit, etc.
1.1.3“Other” employees neither come into contact with MNPI nor interact with a public Securities market in their roles. PNC “other” employees include, but are not limited to, Retail bank personnel.
1.2Realty Services Role: Corporate Workplace Planning (“CWP” or “Realty Services”) staff is required to submit their projects to CR for review and approval. CWP typically submits project materials to CR in phases,

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        Exhibit 19.3

beginning with a roster of impacted employees, followed by a floor plan indicating the placement of businesses and segments at the location, and a final “Names-to-Seats” diagram with employee names.
1.3CR Role: CR staff prepare and escalate, as needed, realty project plan evaluations by reviewing location rosters and floor plans to determine employees’ public/private designation, obligations, and appropriateness of seat assignment, including consulting with other disciplines as necessary, when site changes are proposed by Realty Services, to maintain effective physical information barriers between Public- and Private-Side employees, as well as fiduciary records separation. Realty project plan lists, materials analyzed, and review grids are stored on the CR Shared Drive.
2.Process
2.1CR Roster Review:
CR identifies and notes on the roster each employee’s designation as public, private, or other using the data in the roster, in conjunction with PNC’s Public and Private Designations chart (Reference: Realty Project Review Job Aid). CR searches for each employee ECM to determine if the employee is monitored.
2.1.1If monitored, note in the roster the employee’s ECM Corporate Entity, Class, and any access groups or other coding, all of which can indicate the personal trading obligations that apply to that employee or the regulator with jurisdiction, such as whether the employee is a fiduciary or licensed.
2.1.2If the employee is not found in ECM, notate the employee as “Not Monitored.”
2.1.3If there are questions, consult with the CR Manager or designee and 1LOD or Second Line of Defense personnel, as needed. Also, consult the PNC intraweb to see the employee’s supervisory hierarchy and other information about the employee’s role.
2.2Floor Plan Review
2.2.1CR reviews floor plan to ensure physical separation between employees on opposite sides of the information barrier, preferably with Private-Side employees behind walls when possible.
2.2.2When physical separation is not possible due to office size or other constraints, recommend alternative methods including effective management of employee pathways and shared resources (common areas and printers) and placing Private-Side employees in offices, rather than cubicles. As necessary, CR may recommend other remediation measures, e.g., moving employees or constructing walls, although the latter requires additional

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        Exhibit 19.3

consultation with the CR Manager and CWP for consideration of costs and timing.
2.3Special Circumstances
2.3.1Legacy Conditions: A legacy condition exists at a location when Public- and Private-Side employees are already co-located, independent of the current CWP project. Nevertheless, CR may approve a project without correcting the entirety of the legacy condition, if the changes do not introduce any additional information barrier risk to the site and the project is tracked on the “Legacy List” so that it can be addressed by CWP at a later date.
2.3.2Expansion Projects: The purpose is to analyze estimated employee counts and/or growth projections for markets beyond the current PNC footprint in a manner similar to a roster review, but without actual employee data. Most, if not all, figures provided for an expansion project are hypothetical; actual hiring practices may change the profile of the site. Include in the analysis a request for the project to be re-submitted at a later date and coordinate with CWP.
2.4Summary of CR Analysis
2.4.1CR summarizes its findings in a review grid that is distributed via email to CWP, and others such as the 1LOD or PNC Legal, if circumstances warrant. Generally, the review grid includes impacted businesses and employees; CR comments, findings, and recommendations; and the project status, including whether it is approved or if more information is needed in order to make a determination.
2.4.2All materials, correspondence and tracking spreadsheets are maintained in the realty project folder on the CR Shared Drive. Certain documentation is also maintained on CWP’s SharePoint site.

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        Exhibit 19.3

Appendix
Extract of Preclearance Questions Related to PNC Trades for Corporate Restricted Individuals Only

Last Updated: 02/12/2026